Exhibit 99.1

          Brooke Corporation Announces Increased Quarterly Dividend

    OVERLAND PARK, Kan., Feb. 4 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation's (Amex: BXX) board of directors declared a $.20 quarterly cash dividend on the company's common stock at their February 2, 2004, board meeting. Orr noted that this dividend will be paid on February 26, 2204, to the shareholders of record as of February 12, 2004, with an ex-dividend date of February 10, 2004.

    In making the announcement, Orr stated, "I am pleased to announce that the board of directors has recently increased our quarterly dividend from $.10 per share to $.20 per share. This is the third time that we've increased quarterly dividends in the last twelve months. Based on the January 30, 2003 closing stock price of $14.29 per share, the estimated annual yield is 5% when calculated using the current quarterly dividend rate."

    Orr noted that the company's 2004 capital and dividend plan provides for the payment of an increasing share of the company's earnings as dividends on common stock. Although Orr expects the company's revenues to increase significantly in 2004, company expansion will primarily result from acquisitions made by its franchisees. As such, Brooke Corporation management does not anticipate a significant increase in capital requirements for 2004 and will likely distribute a larger share of its earnings to shareholders.

    Franchisees supply capital for growth by securing long term loans to acquire businesses and then converting them into Brooke franchises. Brooke's finance company subsidiary originates business acquisition loans to franchisees and then sells these loans to investors. It is critical to Brooke Corporation's capital and dividend plans, for its franchisees to have continued access to capital in the form of long term business acquisition loans. To help accomplish this, Brooke's finance company subsidiary completed two loan securitizations in 2003. Orr stated, "Securitizations are expensive and adversely impact short term earnings, but are essential tools for funding our franchisees' capital requirements and are therefore an important part of our company's capital and dividend plan. For example, the securitization that we recently closed adversely impacted earnings in the fourth quarter of 2003, but provided $18,500,000 in capital to our franchisees."

    To further clarify Brooke Corporation's plans, Orr also stated, "Although dividends have increased, our plans do not include maximizing short term earnings to support these dividend payouts. Our company has established revenue and profit objectives for 2007 which requires us to balance short term profitability goals with long term profitability goals." Orr expects an annual earnings increase in 2004, but investors were cautioned that Brooke Corporation's emphasis on longer term results will adversely impact 2004 profits.

    Orr acknowledged that retention of additional earnings helps cushion the company against a reversal of fortunes. However, Orr noted that a higher payout ratio of dividends to earnings also demonstrates that Brooke Corporation's board of directors has confidence in the company's future.

    Orr noted that recent tax law changes reduced the "double taxation" penalty associated with dividends and made it more advantageous for stockholders to receive dividend income. Orr stated, "We are committed to creating shareholder value. If additional equity from retention of earnings is not required to support growth, then we feel that additional value is created when our shareholders receive more cash income on their investment from the payout of more earnings as dividends."

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through its franchise subsidiary, the company distributes insurance, financial and funeral services through a network of more than 220 franchised and company owned locations. Through its finance company subsidiary, the company has originated more than $100,000,000 in associated loans which have been sold to participating lenders or to investors through asset backed securitizations. Through its insurance brokerage subsidiary, the company also sells insurance on a wholesale basis through its franchisees and others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly report, which is available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             02/04/2004
    /CONTACT: Meg Wilson, Corporate Communication Coordinator of Brooke Corporation, +1-785-543-3199, Ext. 161, wilsm@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  DIV